EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2017 Results

•	Third Quarter Net Income of $59.8 Million and Earnings Per Share of $5.04

•	Petroleum Additives Third Quarter Shipments Up 4.7%

•	Completed the Acquisition of Aditivos Mexicanos, S.A. de C.V.

Richmond, VA, October 25, 2017 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2017.
Net income for the third quarter of 2017 was $59.8 million, or $5.04 per share, compared to net income of $71.4 million, or $6.03 per share, for the third quarter of 2016. For the first nine months of 2017, net income was $186.4 million, or $15.73 per share, compared to net income of $197.8 million, or $16.68 per share, for the first nine months of last year.
Sales for the petroleum additives segment for the third quarter of 2017 were $546.2 million, up 6.6% versus the same period last year. Petroleum additives operating profit for the third quarter of 2017 was $87.9 million, lower than third quarter operating profit last year of $106.4 million. The decrease was due to higher raw material and conversion costs, and changes in selling prices and product mix, partially offset by increased shipments. Shipments between quarterly periods were up 4.7% from the same period last year with increases in both lubricant additives and fuel additives shipments. Europe and Latin America were the main regions contributing to the increase in lubricant additives shipments, and Europe was the primary driver of the increase in fuel additives shipments.
Petroleum additives sales for the first nine months of 2017 were $1.6 billion compared to sales in the first nine months of last year of $1.5 billion, or an increase of 6.2%. Petroleum additives operating profit for the first nine months of the year was $281.9 million compared to $309.3 million for the first nine months of 2016, or a decrease of 8.8%. The drivers for the decreases in operating profit between the nine month periods were consistent with those affecting the third quarter comparison discussed above. Shipments increased 8.3% between periods with increases in both lubricant additives and fuel additives shipments. Europe, Asia Pacific and Latin America were the main regions contributing to the increase in lubricant additives shipments, and Europe was the primary driver of the increase in fuel additives shipments.
Petroleum additives sales and shipments continue to be strong in 2017. However, we have seen a decrease in operating profit margins during the past two quarters and in the nine month period as compared to last year. Multiple increases in raw material costs have continued to put downward pressure on margins and our actions with regard to pricing have not kept pace. Given this environment, our ongoing focus will be to strengthen our margins so that they continue to be within the historical ranges our stakeholders have come to expect. We continue to believe that the fundamentals of the industry as a whole remain unchanged.
The effective income tax rate for the third quarter of 2017 was 22.4%, down from the rate of 27.3% in the same period last year. The effective rate for the first nine months of 2017 was 25.6%, down from the rate in 2016 of 29.2%. The rates in both periods were lower primarily due to increased earnings in foreign jurisdictions with lower tax rates than the United States.
We continued to generate solid operating cash flows in the first nine months of 2017. During the period we completed our previously announced acquisition of Aditivos Mexicanos, S.A. de C.V., a petroleum additives manufacturing, sales and distribution company based in Mexico City, Mexico, for $183.9 million. We also paid dividends of $62.2 million, funded capital expenditures of $121.0 million, issued $250 million of fixed rate long-term debt in a private placement transaction, and repaid $146.0 million under our revolving credit facility. Work continues on phase two at our manufacturing facility in Singapore. We are in the process of commissioning our production units, with commercial production expected during the first quarter of 2018.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our ongoing investments in supply capability and our technology driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all of our stakeholders.

Sincerely,
Thomas E. Gottwald

The Company has included the non-GAAP financial measure EBITDA in the schedules to this earnings release. A schedule following the financial statements provides the calculation of EBITDA, defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, October 26, 2017, to review third quarter 2017 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until November 2, 2017 at 11:59 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 20650. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2016 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Petroleum additives	$546,159	$512,405	$1,630,345	$1,534,660
All other (a)	2,257	3,685	8,077	13,164
Total	$548,416	$516,090	$1,638,422	$1,547,824
Segment operating profit:
Petroleum additives	$87,933	$106,385	$281,935	$309,305
All other (a)	1,141	373	3,081	1,964
Segment operating profit	89,074	106,758	285,016	311,269
Corporate unallocated expense	(6,612)	(4,990)	(18,284)	(16,396)
Interest and financing expenses	(5,564)	(4,320)	(16,496)	(12,462)
Other income (expense), net	79	768	264	(3,177)
Income before income tax expense	$76,977	$98,216	$250,500	$279,234
Net income	$59,772	$71,449	$186,437	$197,769
Earnings per share - basic and diluted	$5.04	$6.03	$15.73	$16.68

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$548,416	$516,090	$1,638,422	$1,547,824
Cost of goods sold	388,111	338,689	1,142,996	1,016,473
Gross profit	160,305	177,401	495,426	531,351
Selling, general, and administrative expenses	42,806	38,848	121,551	120,176
Research, development, and testing expenses	35,070	36,715	107,356	116,651
Operating profit	82,429	101,838	266,519	294,524
Interest and financing expenses, net	5,564	4,320	16,496	12,462
Other income (expense), net	112	698	477	(2,828)
Income before income tax expense	76,977	98,216	250,500	279,234
Income tax expense	17,205	26,767	64,063	81,465
Net income	$59,772	$71,449	$186,437	$197,769
Earnings per share - basic and diluted	$5.04	$6.03	$15.73	$16.68
Cash dividends declared per share	$1.75	$1.60	$5.25	$4.80

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$104,996	$192,154
Trade and other accounts receivable, less allowance for doubtful accounts ($532 - 2017; $710 - 2016)	325,216	306,916
Inventories	383,711	311,512
Prepaid expenses and other current assets	33,853	26,301
Total current assets	847,776	836,883
Property, plant, and equipment, at cost	1,444,885	1,264,957
Less accumulated depreciation and amortization	808,248	761,212
Net property, plant, and equipment	636,637	503,745
Prepaid pension cost	41,222	25,800
Deferred income taxes	21,102	29,063
Intangibles (net of amortization) and goodwill	147,094	10,436
Deferred charges and other assets	11,362	10,509
Total assets	$1,705,193	$1,416,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158,683	$141,869
Accrued expenses	105,450	104,082
Dividends payable	19,129	17,478
Income taxes payable	18,336	17,573
Other current liabilities	7,832	13,588
Total current liabilities	309,430	294,590
Long-term debt	611,687	507,275
Other noncurrent liabilities	155,626	131,320
Total liabilities	1,076,743	933,185
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,853,107 at September 30, 2017 and 11,845,972 at December 31, 2016)	3,999	1,603
Accumulated other comprehensive loss	(163,920)	(182,510)
Retained earnings	788,371	664,158
Total shareholders' equity	628,450	483,251
Total liabilities and shareholders' equity	$1,705,193	$1,416,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2017	2016
Net income	$186,437	$197,769
Depreciation and amortization	39,196	32,739
Cash pension and postretirement contributions	(19,566)	(19,432)
Noncash pension and postretirement expense	5,976	9,609
Working capital changes	(34,945)	890
Deferred income tax expense (benefit)	8,639	14,661
Capital expenditures	(120,973)	(101,706)
Acquisition of business (net of $1,131 cash acquired)	(183,930)	0
Net (repayments) borrowings under revolving credit facility	(146,000)	35,000
Issuance of 3.78% senior notes	250,000	0
Repurchases of common stock	0	(35,815)
Dividends paid	(62,227)	(56,875)
All other	(9,765)	17,644
(Decrease) increase in cash and cash equivalents	$(87,158)	$94,484

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income	$59,772	$71,449	$186,437	$197,769
Add:
Interest and financing expenses, net	5,564	4,320	16,496	12,462
Income tax expense	17,205	26,767	64,063	81,465
Depreciation and amortization	14,301	11,385	38,380	31,924
EBITDA	$96,842	$113,921	$305,376	$323,620